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                               [FRIEDMANS GRAPHIC]

FOR IMMEDIATE RELEASE

Contact:          Bradley J. Stinn
                  Chief Executive Officer

Contact Telephone Number: (510) 273-2569


         FRIEDMAN'S ANNOUNCES PLANNED INCREASE IN ALLOWANCE FOR DOUBTFUL
                 ACCOUNTS, MANAGEMENT CHANGE AND OTHER MATTERS
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         SAVANNAH, Georgia (November 11, 2003) - Friedman's Inc. (NYSE: FRM)
today announced that the allowance for doubtful accounts on the Company's balance sheet as of September 27, 2003, will increase above previous expectations. Based on information currently available, the allowance is expected to be in the range of 14% to 17% of accounts receivable outstanding as of September 27, 2003, compared to the previously disclosed expectation of 10.5%. However, this estimate is subject to further adjustment based upon completion of the Company's analysis and Ernst & Young's audit of the Company's financial statements. Assuming this allowance is included in the operating results for the year-ended September 27, 2003, the Company would incur an additional non-cash charge (net of income tax) ranging from approximately $0.23 to $0.43 per share. Assuming a book value per share of $15.97 at June 28, 2003, this non-cash charge would reduce book value per share by approximately 1.4% to 2.7% (net of income tax).

         The increase in the allowance for doubtful accounts is a result of the Company's experience that shows that the related credit losses subsequently incurred have been higher than the estimates the Company used to establish the allowance. While concluding that the allowance for doubtful accounts at September 30, 2003 will increase above previous expectations, the Company has not yet determined what portion, if any, of the increase in the allowance will be recorded as a prior-period adjustment. Further, the Company is not yet in a position to provide guidance on the impact of the charge on fiscal 2003 earnings. Earnings will also be affected by legal and other expenses associated with the Capital Factors matter and the Securities and Exchange Commission and Department of Justice investigations discussed below.


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         Ernst & Young is currently auditing the Company's financial statements for the year-ended September 27, 2003. The Company and Ernst & Young continue to consider the amount of the allowance and the period or periods in which the increase in the allowance should be recorded. The Company will disclose more detailed information on its financial results, including the allowance, upon completion of the audit.

         The Company also announced that its Board of Directors has placed the Company's Chief Financial Officer, Victor M. Suglia on a leave of absence. Management and the Board are considering their alternatives with regard to an interim Chief Financial Officer.

         The Company also announced that it has been advised that the SEC has issued a formal order of a private investigation with respect to the Company. As previously disclosed, on September 8, 2003, Friedman's was contacted by the SEC and informed that the SEC had opened an informal inquiry into the allegations contained in a lawsuit filed against Cosmopolitan Gem Corporation (a former vendor of Friedman's) and a number of other defendants, including Friedman's, Crescent Jewelers and Whitehall Jewellers by Capital Factors, Inc., a former factor of Cosmopolitan. The formal investigation has been expanded and also includes a review of the Company's allowance for doubtful accounts and other financial matters and seeks to determine whether Friedman's may have issued materially false or misleading disclosures under the Securities Act of 1933 and Securities Exchange Act of 1934 and whether there are possible violations of the internal controls and books and records provisions under the Exchange Act, for the period January 1, 2000 through the present. In addition, the Company announced that the previously reported investigation by the United States Justice Department into the Capital Factors matter has been expanded to include a review of the Company's allowance for doubtful accounts and other financial matters.

         Friedman's Inc. is a leading specialty retailer of fine jewelry based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At November 11, 2003, Friedman's Inc. operated a total of 702 stores in 20 states, of which 474 were located in power strip centers and 228 were located in regional malls. Friedman's Class A Common Stock is traded on the New York Stock Exchange (NYSE Symbol, FRM). As of October 23, 2003, Crescent operated 175 stores in six western states, 101 of which were located in regional malls and 74 of which were located in power strip centers. On a combined basis, Friedman's and Crescent operate 877 stores in 25 states of which 548 were located in power strip centers and 329 were located in regional malls.

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         SOME OF THE STATEMENTS INCLUDED IN THIS PRESS RELEASE, PARTICULARLY
THOSE ANTICIPATING FUTURE FINANCIAL PERFORMANCE, BUSINESS PROSPECTS, GROWTH AND OPERATING STRATEGIES AND SIMILAR MATTERS, ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. FOR THOSE STATEMENTS, WE CLAIM THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES


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LITIGATION REFORM ACT OF 1995. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS
TO DIFFER MATERIALLY FROM THE ESTIMATES PROVIDED ARE THE FOLLOWING: SOFTENING IN THE CONSUMER CREDIT MARKETS WHICH MAY REQUIRE THAT WE INCREASE OUR RESERVE FOR UNCOLLECTIBLE ACCOUNTS; THE FINAL RESULTS OF THE AUDIT COMMITTEE'S INTERNAL INVESTIGATION , INCLUDING ITS REVIEW OF THE CALCULATION OF OUR ALLOWANCE FOR DOUBTFUL ACCOUNTS, AND ITS INVESTIGATION OF THE MATTERS RELATING TO THE CAPITAL FACTORS LAWSUIT; THE RESULTS OF THE SEC AND DOJ INVESTIGATIONS; AND OTHER RISK FACTORS IDENTIFIED FROM TIME TO TIME IN OUR SEC REPORTS, INCLUDING, BUT NOT LIMITED TO, THE REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 28, 2002.